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                                                                    Exhibit 5.1







                                  May 19, 1998




Croghan Bancshares, Inc.
323 Croghan Street
Fremont, OH 43420


                  Re: Registration Statement on Form S-8 for The Croghan Colonial Bank 401(k) Profit Sharing Plan

Sir or Madam:

             We have acted as counsel to Croghan Bancshares, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of an aggregate of 5,000 shares of the common stock of the Company, par value $12.50 per share (the "Shares"), to be offered to eligible employees as an investment option offered under The Croghan Colonial Bank 401(k) Profit Sharing Plan (the "Plan").

             In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

             Based upon the foregoing, it is our opinion that the Shares, when issued and sold to the Plan, pursuant to investment elections made by eligible employees in a manner consistent with the terms of the Plan, will be legally issued, fully paid and nonassessable.

             The undersigned hereby consents to the filing this opinion as
Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

                         Very truly yours,

                         /s/ Shumaker, Loop & Kendrick, LLP

                         SHUMAKER, LOOP & KENDRICK, LLP









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